Exhibit 99.1

NUTRISYSTEM, INC. ANNOUNCES CEO TRANSITION PLAN;

JOE REDLING TO ASSUME ROLE OF CHIEF EXECUTIVE OFFICER,

MIKE HAGAN TO REMAIN AS CHAIRMAN

- Reports Preliminary First Quarter Results Ahead of Plan and Share Buyback Update -

Horsham, PA - April 8, 2008-NutriSystem, Inc. (NASDAQ: NTRI), a leading provider of weight management and fitness products and services, announced today that Joseph Redling, President and Chief Operating Officer, will succeed Michael J. Hagan as Chief Executive Officer, effective May 1, 2008, and has been elected to the Board of Directors effective immediately. Mike Hagan, who has led the Company as Chairman and Chief Executive Officer since 2002, will become non-executive Chairman effective May 1, 2008, and will remain an employee of the Company.

"Joe is a remarkable leader with tremendous talents in the areas of marketing, operations and product innovation," commented Mr. Hagan. "Joe has two decades of experience in building brands and operating large scale and complex businesses. He has transformed direct marketing platforms, call center operations and consumer services in multiple industries, including running the multi-billion dollar subscription business and international operations, most recently at AOL. As a large shareholder myself, I am convinced that this Company is in very capable hands. It has been an intense and exhilarating six years helping to turn around this great company. It is now my desire to spend more time with my family."

"I am honored to have the opportunity to broaden my role and participate in the continued growth and success of NutriSystem," said Joe Redling. "Mike has created a great business with a very talented management team and I am excited to lead the company into its next phase of growth," added Redling. "Continuing to work side-by-side with Mike Hagan provides both a seamless transition and also the ability for me to utilize his talents in the areas of strategy and business development as we expand our product and geographic footprint in the coming years."

"Under Mike Hagan's leadership these last six years, NutriSystem's financial performance has been nothing short of extraordinary," commented Michael DiPiano, Board Member, Head of NutriSystem's Corporate Governance Committee, and Managing Director of NewSpring Ventures. "Mike and his team inherited a $20 million business and turned it into an almost $800 million business that is very profitable. The Board would like to thank Mike for his contributions to our Company and we're happy that he will continue to work with Joe and the team to take NutriSystem to new heights. The Board of Directors is thrilled to have a capable and experienced operator like Joe Redling to assume the leadership role at this time. We expect great things from Joe and his team as we look to transform this business into the leading global brand in the weight management industry."

First Quarter 2008 Preliminary Results

NutriSystem also announced certain preliminary results:

  Revenues expected to be approximately $216 million.
  Adjusted EBITDA expected to be between $24 million and $27 million. Adjusted EBITDA is defined as earnings before interest, taxes and depreciation plus non-cash expenses, including non-cash compensation.
  Operating profit expected to be between $21 million and $24 million.
  Cash and cash equivalents expected to be $43 million, with no debt at quarter end.
  The Company purchased 3.3 million shares, or almost 10% of outstanding shares, for $45 million through the quarter end.

"The business is in good shape as we enter the second quarter," stated Hagan. "The business performance in the first quarter was better than expected as the marketing efficiency in the latter stages of the quarter showed improvement, and it's certainly stabilized versus January trends. We also continue to witness improvement in our customer retention efforts and in the business of reactivating ex-customers."

"Our focus continues on returning value to our shareholders," said David Clark, Chief Financial Officer. "To that end, we purchased about ten percent of our outstanding shares, or 3.3 million shares, during the quarter, and yet at the same time we increased our cash balances and ended the quarter with no debt," added Clark.

Conference Call and Webcast

Management will host a conference call and simultaneous webcast to discuss first quarter 2008 financial results on Wednesday, April 23 at 5:00 PM Eastern time. The conference call will include remarks about the quarter and the Company's outlook from members of the NutriSystem senior management team including Chairman and Chief Executive Officer Michael Hagan, President and Chief Operating Officer Joseph Redling, Executive Vice President and Chief Marketing Officer Tom Connerty, and Chief Financial Officer David Clark. Interested parties may participate in the conference call by dialing 888-680-0865 (international: 617-213-4853) and entering access code 22268774, 5-10 minutes prior to the initiation of the call. A replay of the conference call will be available through May 23, 2008, by dialing 888-286-8010 (international: 617-801-6888) and entering access code 12516736.

Participants may pre-register for the call at www.theconferencingservice.com/prereg/key.process?key=PWDLA9NU8. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection. The webcast will be available for replay until October 23, 2008 on the "Event Calendar" page of NutriSystem's website.

About NutriSystem, Inc.

Founded in 1972, NutriSystem (NASDAQ: NTRI) is a leading provider of weight management and fitness products and services. The Company offers a weight loss program based on portion-controlled, lower Glycemic Index prepared meals. The program has no membership fees and provides free online and telephone counseling.

Forward-Looking Statement Disclaimer

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements regarding NutriSystem's outlook and guidance for the first quarter 2008, free cash flow generation, its expectations regarding the effect of economic and competitive pressures, marketing efficiency, statements about the benefits to be achieved from investments made in 2007, and from share repurchases, and other statements that are not statements of historical fact constitute forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, which are described in NutriSystem, Inc.'s Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. NutriSystem, Inc. undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contacts:
David Clark Chief Financial Officer NutriSystem, Inc. Tel: 215-706-5302 Email: dclark@nutrisystem.com	Sanjay M. Hurry The Piacente Group, Inc. (Investor Relations Counsel, NutriSystem) Tel: 212-481-2050 Email: sanjay@tpg-ir.com